PLANTRONICS, INC.
CONFLICT MINERALS REPORT
FOR THE YEAR ENDED DECEMBER 31, 2014

Introduction

This Conflict Minerals Report for the calendar year ended December 31, 2014 (“CY 2014”) is presented by Plantronics, Inc. (“we” or the “Company”) to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Plantronics is a global company that manufactures and contracts to manufacture communications headsets and related equipment, as listed on our Form SD of which this report is a part, from a global supply chain with many levels. We work with our supplier base to identify the facilities processing Tin, Tantalum, Tungsten and Gold (3TG) in our supply chain.

As part of the RCOI described in Form SD, Plantronics performed a supplier survey using the Conflict Free Sourcing Initiative (CFSI) Conflict Minerals Reporting Template (CMRT) during the second half of CY 2014. All suppliers providing components used in Plantronics products within scope of the rule were included in the survey. The information obtained in the survey indicated that there was reason to believe that a portion of the 3TG used in Plantronics products may have originated in the Democratic Republic of Congo or the adjoining countries (the “covered countries”) and were not exclusively from scrap or recycled sources, triggering the due diligence steps described in the following sections.

Design and Execution of Due Diligence

We designed and implemented the majority of our due diligence measures prior to the current reporting year CY2014. These measures were continued in CY2014 and are described herein. They are designed to conform, in all material respects, to the framework in The Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2012) including the Supplement on Tin, Tantalum and Tungsten, as well as those portions of the OECD Supplement on Gold applicable to downstream companies (collectively the “OECD Guidance”). In accordance with the five step OECD Guidance, our measures are designed to determine, to the best of our ability, the source and chain of custody of the 3TG materials necessary for the functionality and/or production of our products, to ascertain if the materials originated in one of the covered countries, and if so, whether armed groups directly or indirectly benefited as a result.

1.	Establish Strong Company Management Systems

•	Plantronics has a company Conflict Minerals team consisting of representatives from the Compliance, Legal, Operations/Materials, Quality and Supplier Quality Engineering departments.

•	Plantronics has a conflict minerals policy statement publicly available at http://www.plantronics.com/us/company/corporate-governance/conflict-minerals.jsp.

•	We maintain a grievance reporting system open to both employees and suppliers through our ethics reporting system.

•
In addition to any annual survey using the CMRT, supplier obligations and requirements in this regard have been incorporated into the Supplier Code of Conduct, which is available on the corporate governance section of our website. In addition, Conflict Minerals Requirements, including due diligence and participation in annual supplier survey, are included in our controlled “Purchasing & Supplier Management” methods and procedures document.

•
Plantronics establishes and maintains long term relationships with the majority of our first tier Original Design, Contract, and Custom Part Manufacturers to facilitate engagement with suppliers to improve due diligence performance.

•
Since we do not have direct relationships with any facilities processing 3TG, we are an active participant in the Conflict Free Sourcing Initiative (CFSI) (http://www.conflictfreesourcing.org/about/members-and-collaborations/) to aid the development of conflict free supply chains at the smelter or refiner level and further upstream.

•	Conflict Minerals materials records are included in our records retention policy.

•	The Conflict Minerals Team issues a formal report of progress and findings to upper management quarterly.

•	We created a controlled Methods and Procedures document regarding Conflict Minerals Due Diligence Procedures.

•
For CY2014 we purchased and installed a software tool to improve management and auditability of supplier communications, as well as to receive, evaluate, store, and determine statistics on incoming CMRTs.

•	In CY2014 we conducted Conflict Minerals assessments during new supplier qualifications.

2.	Identified and Assessed Risk in the Supply Chain

•
We conducted a supplier survey of all direct first tier suppliers providing products or components within scope of the rule; necessary for the functionality of our products and likely to contain 3TG. The survey required that the supplier return the then current version of the CMRT (3.0x). The request included information to inform the suppliers of Plantronics’ Conflict Minerals Rule reporting obligations as well as the assistance required from our supply chain, and the resulting expectations for the sourcing of conflict minerals.

•
Reminders, late notices and finally delinquent notices were sent to non-responsive suppliers. Commodity Mangers were involved in escalation at the time of the delinquent notices. We did not find it necessary to restrict business or disengage from any supplier due to failure to respond to the survey.

•
All incoming CMRTs underwent a two-step review process. The first step is a PASS/FAIL check by our Conflict Minerals software for completeness and internal consistency of the declaration and submitted smelter list. A message was automatically sent by the system to suppliers submitting CMRTs containing errors with an explanation of the error and a request for corrective action and re-submission.

•
Once CMRTs passed this first evaluation, they were then evaluated by internal compliance engineers on an ACCEPT/MODIFY basis for consistency with the known content and complexity of the products or components provided. A message was sent to suppliers submitting CMRTs found insufficient or incomplete with an explanation and request for corrective action. We continued to communicate with those suppliers to improve the content and quality of their responses.

•	In addition, we used a data mining service to obtain conflict minerals information, also using the CFSI CMRT, from manufacturers of off-the-shelf components with whom we had no direct relationship.

•	Facilities processing 3TG reported by the supply chain were categorized, based on information available through CFSI, as

◦	Legitimate Smelters or Refiners (“SORs”),

◦	Entities known to Not be legitimate SORs.

◦	Alleged SORs - those whose status as a legitimate SOR had not been determined and required further investigation.

•
In addition to SORs known to, or believed to, source from the covered countries who were not validated as conflict free, Plantronics identified alleged SORs and non-smelters as a source of risk, since the actual source of the 3TG is not known.

3.	Designed and Implemented a Strategy to Respond to Identified Risks

•
We have conducted research into “alleged” SORs reported in our supplier survey to determine the nature of these entities’ business. This effort is done both through collaborative efforts in CFSI, and our own independent research in areas where we have associates that speak the local language. Through these efforts the number of “alleged” SORs has been reduced significantly from the number in CY2013.

•
We also asked suppliers reporting non-smelters or alleged smelters to verify the information and if possible, identify actual smelters. We gave feedback concerning the actual nature of a non-smelter’s business to the supplier when such information was available, primarily through CFSI collaborative efforts.

•	We added Conflict Minerals requirements to new supplier assessment and existing supplier audit procedures.

•	To better communicate the issues and requirements, we conducted in person and teleconference training with suppliers in Asia.

•
We continued to work within CFSI teams to determine the legitimacy of alleged smelters reported by our supply chain. We encouraged known smelters not yet validated as Conflict Free to participate in Conflict Free Smelter Program (CFSP).

4.	Carry out independent 3rd Party Audit of Smelters’/Refiners’ Due Diligence Practices

•
Because Plantronics has no direct business relationships with smelters, we worked within industry initiatives to implement validation of DRC conflict free smelters as outlined in OECD Guidance for downstream companies. We relied on the results of audits conducted by CFSP to determine smelters’ Due Diligence Practices. As an active contributing member of the CFSI, we actively participated in outreach to confirmed smelters to encourage participation in CFSP.

5.	Report Annually on Supply Chain Due Diligence

•
Our Form SD and this Report together constitute our annual report on our Conflict Minerals Due Diligence. These have been filed with the SEC and are available on our website at www.plantronics.com/conflictminerals.

Results of due diligence performed

•
Most of our direct supplier responses represented their supply chain at a company-level rather than being product-specific. Therefore, the list of processing facilities contained in this report may contain more facilities than those that actually process the conflict minerals contained in our products. The total number or unique entities reported as smelters or refiners by the Plantronics supplier base as result of CY 2014 Supplier Survey was 310. Of these, 228 have been confirmed as being legitimate SORs by the CFSI, 56 are known to not be legitimate SORs, and the status of 26 could not be confirmed as of our cutoff date of April 30, 2015.

•
Of the 228 SORs reported by the supplier base, 140 had been validated by CFSP as being in conformance with a CFSP recognized conflict free audit protocol (CFSP, London Bullion Market Association, or Responsible Jewelry Council). Another 45 were in process or communication with CFSP, or participating in another recognized program, but had not achieved validated status as of April 30, 2015.

•
The remaining legitimate smelters require outreach to encourage participation in a conflict free program. Plantronics actively participates in CFSI targeted outreach through email and, in countries where we have associates that speak the local language, telephone calls. We have expressed a willingness to interact directly with selected smelters to help guide them through the CFSP audit process.

•
Of the 228 legitimate SORs reported by the supplier base, we determined during RCOI that there was no reason to believe that 68 of the SORs sourced or may have sourced any minerals from the covered countries.

•
Of the remaining smelters with definitive RCOI information available through CFSI or other publicly available information, 19 were known or reasonably believed to source minerals from the DRC, the surrounding countries or countries known as possible routes for smuggling or export of minerals out of the DRC. All 19 are CFSP validated. The facilities not eliminated during RCOI, along with the location of the facility and the conflict free status are listed in Table I. The countries believed to be the source of 3TG in our products are listed in Table II.

•
While we did not find any information that would give us reason to believe armed groups directly or indirectly benefitted as a result of the mining, transport for processing of 3TG in our products, the smelter information collected from our suppler base included non-smelters and alleged smelters, as well as a number of legitimate smelters or refiners that had not been audited and validated as DRC Conflict Free by the CFSP, or any other recognized organization. For these reasons, we are unable to determine that any of our products or product categories are DRC Conflict Free.

Steps to be taken to further mitigate risk

We intend to continue taking the following steps to build on momentum established in the past two years to improve the due diligence conducted, and to further mitigate the risk that the necessary conflict minerals in our products benefit armed groups in the Covered Countries:

•	Include a hyperlink to our Conflict Minerals Policy in the supplier survey request email.

•	Improve the content of suppliers’ responses through continued training and education.

•	Introduce the use of on-site visits, process audits, and document examination to validate supplier responses.

•	Increase the number of off-the-shelf part manufacturers from whom conflict minerals data is obtained.

•
Maintain membership and active participation within CFSI, conducting research into smelter operations, sourcing and compliance. Continue to conduct coordinated outreach to encourage more smelters to participate in recognized conflict free validation programs such as the Conflict Free Smelter Program.

•	Engage directly with selected smelters to help guide them through the CFSP audit process.

•	Encourage our supply chain to use validated conflict free smelters, in particular those sourcing responsibly within the DRC and adjoining countries, to the greatest extent possible.

Table I. Plantronics Smelter List

List and status of SORs is as of April 29, 2015; Status data is from CFSI. The list includes recognized SORs that either are known to obtain at least some minerals from the covered countries or SORs where the source of the minerals was not disclosed and could not be determined. It does not include those SORs that source only from outside the covered countries as determined through RCOI, or process only recycled or scrap materials. “Country” refers to the location of the facility, not the source of minerals.

Status is defined as:

Validated: Smelters or refiners that have been audited and are compliant with the Conflict-Free Smelter Program assessment protocols.

On CFSP Active List: Smelters and refiners on the Active list have committed to undergo a CFSP audit.

Progressing Toward CFSP Validation: Tungsten Facilities identified as TI-CMC members that have committed to complete a CFSP validation audit within two (2) years of TI-CMC membership issuance.

Metal	Smelter Name	Country	Conflict Free Status
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Validated
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	Validated
Gold	Argor-Heraeus SA	SWITZERLAND	Validated
Gold	Asaka Riken Co Ltd	JAPAN	On CFSP Active List
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	Validated
Gold	Aurubis AG	GERMANY	Validated
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Bauer Walser AG	GERMANY
Gold	Boliden AB	SWEDEN	Validated
Gold	C. Hafner GmbH + Co. KG	GERMANY	Validated
Gold	CCR Refinery – Glencore Canada Corporation	CANADA	Validated
Gold	Cendres + Métaux SA	SWITZERLAND	On CFSP Active List
Gold	Chimet S.p.A.	ITALY	Validated
Gold	Chugai Mining	JAPAN
Gold	Daejin Indus Co. Ltd	KOREA, REPUBLIC OF
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	Doduco	GERMANY	On CFSP Active List
Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	Guangdong Jinding Gold Limited	CHINA

Metal	Smelter Name	Country	Conflict Free Status
Gold	Guoda Safina High-Tech.Environmental Refinery Co.,Ltd	CHINA
Gold	Heraeus Ltd. Hong Kong	HONG KONG	Validated
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	Validated
Gold	Hunan Chenzhou Mining Group Co., Ltd.	CHINA
Gold	Hwasung CJ Co. Ltd	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Validated
Gold	Istanbul Gold Refinery	TURKEY	Validated
Gold	Japan Mint	JAPAN	Validated
Gold	Jiangxi Copper Company Limited	CHINA
Gold	Johnson Matthey Inc	UNITED STATES	Validated
Gold	Johnson Matthey Ltd	CANADA	Validated
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	Validated
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	Validated
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Validated
Gold	Kazzinc Ltd	KAZAKHSTAN	Validated
Gold	Kennecott Utah Copper LLC	UNITED STATES	Validated
Gold	Korea Metal Co. Ltd	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L' azurde Company For Jewelry	SAUDI ARABIA	Validated
Gold	Lingbao Gold Company Limited	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	CHINA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Validated
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG	Validated
Gold	Metalor Technologies (Singapore) Pte. Ltd.	SINGAPORE	Validated
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies SA	SWITZERLAND	Validated
Gold	Metalor USA Refining Corporation	UNITED STATES	Validated
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	MEXICO	Validated
Gold	Mitsubishi Materials Corporation	JAPAN	Validated
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Validated

Metal	Smelter Name	Country	Conflict Free Status
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	Validated
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION	Validated
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION
Gold	PAMP SA	SWITZERLAND	Validated
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Validated
Gold	PX Précinox SA	SWITZERLAND	Validated
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA	Validated
Gold	Sabin Metal Corp.	UNITED STATES
Gold	SAMWON METALS Corp.	KOREA, REPUBLIC OF
Gold	Schone Edelmetaal	NETHERLANDS	Validated
Gold	SEMPSA Joyería Platería SA	SPAIN	Validated
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA	Validated
Gold	So Accurate Group, Inc.	UNITED STATES
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	On CFSP Active List
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Validated
Gold	The Great Wall Gold and Silver Refinery of China	CHINA
Gold	The Refinery of Shandong Gold Mining Co. Ltd	CHINA	Validated
Gold	Tokuriki Honten Co., Ltd	JAPAN	Validated
Gold	Tongling nonferrous Metals Group Co.,Ltd	CHINA
Gold	Torecom	KOREA, REPUBLIC OF	On CFSP Active List
Gold	Umicore Brasil Ltda	BRAZIL	Validated
Gold	Umicore Precious Metals Thailand	THAILAND	Validated
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	Validated
Gold	Valcambi SA	SWITZERLAND	Validated
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	Validated
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	Validated
Gold	Yokohama Metal Co Ltd	JAPAN	On CFSP Active List

Metal	Smelter Name	Country	Conflict Free Status
Gold	Yunnan Copper Industry Co Ltd	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Validated
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	Validated
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	Validated
Tantalum	Duoluoshan	CHINA	Validated
Tantalum	F&X Electro-Materials Ltd.	CHINA	Validated
Tantalum	Global Advanced Metals	UNITED STATES	Validated
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	Validated
Tantalum	H.C. Starck GmbH Goslar	GERMANY	Validated
Tantalum	H.C. Starck Group	GERMANY	Validated
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Validated
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Validated
Tantalum	KEMET Blue Metals	MEXICO	Validated
Tantalum	KEMET Corp.	UNITED STATES	Validated
Tantalum	King-Tan Tantalum Industry Ltd	CHINA	Validated
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Validated
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Validated
Tantalum	Zhuzhou Cement Carbide	CHINA	Validated
Tin	China Tin Group Co., Ltd.	CHINA	On CFSP Active List
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rondônia Ltda.a	BRAZIL	Validated
Tin	CV Makmur Jaya	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA	On CFSP Active List
Tin	Feinhütte Halsbrücke GmbH	GERMANY
Tin	Fenix Metals	POLAND	On CFSP Active List
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zi-Li	CHINA
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA
Tin	Linwu Xianggui Smelter Co	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Validated

Metal	Smelter Name	Country	Conflict Free Status
Tin	Metallic Resources Inc	USA	On CFSP Active List
Tin	Nankang Nanshan Tin Manufactory Co., Ltd	CHINA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM	On CFSP Active List
Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	On CFSP Active List
Tin	PT Alam Lestari Kencana	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA	On CFSP Active List
Tin	PT Artha Cipta Langgeng	INDONESIA	On CFSP Active List
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Kudai Tin	INDONESIA
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA
Tin	PT BilliTin Makmur Lestari	INDONESIA	On CFSP Active List
Tin	PT Fang Di MulTindo	INDONESIA
Tin	PT HP Metals Indonesia	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA	On CFSP Active List
Tin	PT JusTindo	INDONESIA	On CFSP Active List
Tin	PT Karimun Mining	INDONESIA	On CFSP Active List
Tin	PT Koba Tin	INDONESIA
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA	On CFSP Active List
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	Validated
Tin	PT Yinchendo Mining Industry	INDONESIA
Tin	Rui Da Hung	TAIWAN	On CFSP Active List
Tin	Soft Metais, Ltda.	BRAZIL	Validated
Tin	Thaisarco	THAILAND	Validated
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA	On CFSP Active List
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	Progressing Toward CFSP Validation
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	Validated
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Progressing Toward CFSP Validation
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA	Progressing Toward CFSP Validation
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	Validated

Metal	Smelter Name	Country	Conflict Free Status
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	CHINA	Validated
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA	Progressing Toward CFSP Validation
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Progressing Toward CFSP Validation
Tungsten	H.C. Starck GmbH	GERMANY	Progressing Toward CFSP Validation
Tungsten	H.C. Starck Group	GERMANY	Progressing Toward CFSP Validation
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	CHINA	Progressing Toward CFSP Validation
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	Progressing Toward CFSP Validation
Tungsten	Kennametal Fallon	UNITED STATES	Progressing Toward CFSP Validation
Tungsten	Kennametal Huntsville	UNITED STATES	Progressing Toward CFSP Validation
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM	Progressing Toward CFSP Validation
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	VIET NAM	Validated
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	Validated
Tungsten	WOLFRAM Company, CJSC	RUSSIAN FEDERATION	Progressing Toward CFSP Validation
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Validated
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	On CFSP Active List

Table II. The Countries of Origin for the minerals present in Plantronics products are believed to include, but may not be limited to:

Argentina, Australia, Austria, Belgium, Brazil, Bolivia, Canada, Chile, China, Germany, Ghana, Indonesia, Japan, Kazakhstan, Malaysia, Mexico, Mongolia, Myanmar, Netherlands, Papua New Guinea, Peru, Poland, Russian Federation, Republic of Korea, Taiwan, Thailand, Turkey, United States of America, Uzbekistan, Vietnam, Mozambique, South Africa, Democratic Republic of Congo, Burundi, Rwanda, Tanzania, and Uganda.